UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐       Preliminary Proxy Statement
☐       Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐       Definitive Proxy Statement
☑       Definitive Additional Materials
☐       Soliciting Material Pursuant to §240.14a-12
TOMOTHERAPY INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑       No fee required.
☐       Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

N/A

(2)	Aggregate number of securities to which transaction applies:

N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

N/A

(4)	Proposed maximum aggregate value of transaction:

N/A

(5)	Total fee paid:

N/A
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

N/A

(2)	Form, Schedule or Registration Statement No.:

N/A

(3)	Filing Party:

N/A

(4)	Date Filed:

N/A

March 25, 2009

Dear Shareholder:

Enclosed is a copy of TomoTherapy Incorporated’s proxy statement for TomoTherapy’s annual meeting of shareholders to be held on May 1, 2009. As we approach the meeting and election of directors, we are asking for your support to re-elect our highly qualified and experienced directors to the TomoTherapy Board.

YOUR VOTE IS IMPORTANT — PLEASE VOTE
THE ENCLOSED WHITE PROXY CARD PROMPTLY

As you may be aware, Avalon Portfolio, LLC is running a slate of four candidates against four of TomoTherapy’s nine current directors. Although Avalon owns only 4.8% of TomoTherapy’s outstanding shares, Avalon is seeking control of 44% of TomoTherapy’s Board. We urge you to discard any GOLD proxy card that you may receive from Avalon and to vote for each of our nine Board nominees on the enclosed WHITE proxy card.

TOMOTHERAPY IS ON THE RIGHT PATH TO DELIVER
VALUE TO ALL SHAREHOLDERS

TomoTherapy’s Board of Directors is committed to delivering long-term value to all of TomoTherapy’s shareholders and firmly believes TomoTherapy is pursuing the right strategy to do so.

Capitalizing on a Unique Platform

TomoTherapy’s unique cancer treatment product, the Hi-Art system, is a technology leader in the global radiation therapy market. We believe that the Hi-Art system has significant advantages over alternative systems, and — as Avalon itself has acknowledged — it delivers better treatment plans and clinical outcomes for patients. With TomoDirect and a continued targeted focus on innovation, we believe TomoTherapy is well-positioned to meet the needs of an even broader range of cancer patients in the future.

We continue to have confidence in the long-term outlook for TomoTherapy, given its technology leadership position and the scale of the global radiation therapy marketplace. A number of factors — including growth in cancer cases worldwide, increased demand for advanced medical treatments in many international markets, and improvements in the sophistication of radiation therapy techniques — will continue to drive demand for linear accelerators. We believe this is particularly true for more advanced linear accelerators, such as the Hi-Art system, that integrate additional clinical functionality to make treatments more efficient and effective than traditional linear accelerators. Simply stated, TomoTherapy has a leading product in a market with substantial growth prospects and the potential to favorably impact thousands of patient lives.

Addressing Near-term Challenges

While we remain committed to initiatives to increase the long-term potential of TomoTherapy’s compelling technology, we also recognize that TomoTherapy is operating in a difficult global economic and competitive environment. We believe that TomoTherapy has taken appropriate steps to address its near-term business challenges and to position TomoTherapy to grow its business as the economic climate improves. Specifically, TomoTherapy is taking action in the following areas:

•	Accelerating sales prospects through new global sales leadership, an enhanced product offering with TomoDirect, re-entry into the significant and growing Japanese market with a strong local partner, and continued momentum in Europe;

•	Reducing costs to ensure alignment with near-term revenue expectations;

•	Strengthening TomoTherapy’s service performance, including initiatives to enhance quality and reliability; and

•	Realigning TomoTherapy’s business to preserve capital and help ensure its long-term financial stability.

We believe that management is taking the right steps to manage the business through this difficult period and ultimately position TomoTherapy for future success.

Committed to Maximizing Shareholder Value

In short, the Board believes TomoTherapy is on the right path and continues to be optimistic about the long-term prospects for TomoTherapy. That said, the current Board also fully understands its fiduciary duties and is open to all avenues to maximize shareholder value.

TOMOTHERAPY HAS A STRONG AND DIVERSE BOARD

TomoTherapy’s Board is comprised of highly qualified individuals who have relevant experience and outstanding records of accomplishment in their respective fields. With broad and diverse experience, we believe TomoTherapy’s directors collectively possess the skill sets TomoTherapy needs — including business, financial, and accounting knowledge and scientific and technical expertise. TomoTherapy’s seven outside directors reflect a carefully chosen balance of key attributes, including three directors who have served as directors or executive officers of well-respected public companies, including Baxter, Boston Scientific and Newell Rubbermaid, one director with almost 30 years of experience in commercial and investment banking in the U.S. and abroad, two directors who have extensive experience in the medical products industry, and one director who is a leading authority in the field of radiation oncology.

TomoTherapy’s Board is committed to strong corporate governance. We proactively eliminated our staggered Board structure, and we engage in regular dialogue with shareholders and affirmatively seek their input. Seven of our nine directors are independent under NASDAQ and Securities and Exchange Commission rules. Importantly, we have consistently sought to engage in dialogue with Avalon, and several independent members of the Board and management recently met with Avalon representatives in an effort to explore ways to work collaboratively with them.

Rest assured, TomoTherapy’s current Board is actively engaged in overseeing TomoTherapy’s business and strategy, and we are focused not only on ensuring that management, and TomoTherapy, perform in this difficult environment, but also on positioning TomoTherapy for long-term growth. We are committed to promoting the best interests of TomoTherapy’s shareholders.

VOTE FOR THE EXISTING BOARD ON THE WHITE PROXY CARD TODAY

TomoTherapy’s Board of Directors remains focused on doing the right things to build value for all shareholders, and we believe the Company is on the right track to do so. We urge you to re-elect each of the Board’s nine nominees at the upcoming annual meeting of shareholders. Your vote is IMPORTANT. Please sign, date and return the enclosed WHITE proxy card today, or follow the instructions on the WHITE proxy card to vote by telephone or Internet, to support the TomoTherapy nominees. We strongly urge you to discard any gold proxy card you have received from Avalon. If you have previously returned a gold proxy card, you can automatically revoke it by signing, dating and returning the WHITE proxy card in the postage-paid envelope or by following the instructions on the WHITE proxy card to vote by telephone or by Internet.

CAUTION: Even a vote against Avalon’s nominees on Avalon’s proxy card will cancel any previous proxy given to us.

If you need assistance or have any questions, please call our proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885.

We thank you for your continued trust and support.

Sincerely,

The TomoTherapy Board of Directors